SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

M.D.C. Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

APPENDIX A

M.D.C. HOLDINGS, INC.
3600 South Yosemite Street, Suite 900
Denver, Colorado 80237

March 9, 2004

To Our Shareowners:

     You are invited to attend the 2004 Annual Meeting of Shareowners (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) to be held at 3600 South Yosemite Street, Lower Level Conference Room, Denver, Colorado, on Monday, April 26, 2004, at 8:00 a.m., Denver time.

     Following this letter is the formal notice of the Meeting and a Proxy Statement describing the matters to be acted upon at the Meeting. Shareowners also are entitled to vote on any other matters which properly come before the Meeting.

     While some of our shareowners have exercised their right to vote their shares in person, we recognize that most of you are unable to attend the Meeting. Accordingly, enclosed is a proxy card that enables shareowners to vote their shares on the matters to be considered at the Meeting, even if they are unable to attend. All you need to do is mark the proxy card to indicate your vote, date and sign the proxy card and return it to the Company in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management’s recommendations, you need not mark your vote on the proxy card, but need only sign, date and return it in the enclosed postage-paid envelope.

     WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY CARD AS SOON AS POSSIBLE.

Sincerely,

Larry A. Mizel Chairman of the Board

M.D.C. HOLDINGS, INC.
3600 South Yosemite Street, Suite 900
Denver, Colorado 80237

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

     To Our Shareowners:

     The 2004 Annual Meeting of Shareowners (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) will be held at 3600 South Yosemite Street, Lower Level Conference Room, Denver, Colorado, on Monday, April 26, 2004, at 8:00 a.m., Denver time, to consider and act upon the following matters:

1.	the election of Herbert T. Buchwald and Larry A. Mizel as Class I Directors for three-year terms expiring in 2007;

2.	a shareowner proposal as described in the accompanying Proxy Statement, if the proposal is presented at the meeting; and

3.	such other business as properly may come before the Meeting and any postponements or adjournments thereof.

     Only shareowners of record at the close of business on February 27, 2004, the record date, will be entitled to vote at the Meeting.

     Management and the Board of Directors desire to have maximum representation at the Meeting and respectfully request that you date, execute and timely return the enclosed proxy in the postage-paid envelope provided.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph H. Fretz Secretary

March 9, 2004

M.D.C. HOLDINGS, INC.
3600 South Yosemite Street, Suite 900
Denver, Colorado 80237

PROXY STATEMENT
ANNUAL MEETING OF SHAREOWNERS

April 26, 2004

To Our Shareowners:

     This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of M.D.C. Holdings, Inc. (the “Company”) to be used at the Annual Meeting of Shareowners of the Company (the “Meeting”) to be held at 3600 South Yosemite Street, Lower Level Conference Room, Denver, Colorado, on Monday, April 26, 2004, at 8:00 a.m., Denver time, and any postponements or adjournments thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareowners. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting, collectively referred to as the “Proxy Materials,” are first being sent to shareowners on or about March 9, 2004.

GENERAL INFORMATION

Solicitation

     The enclosed proxy is being solicited by the Board of Directors of the Company, which will pay the cost of solicitation. In addition to solicitations by mail, solicitations may be made by personal interview, telephone and telegram by directors, officers and regular employees of the Company. No compensation will be paid for the solicitation of proxies, although the Company will reimburse bankers, brokers and others holding shares in their names or in the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending the Proxy Materials to the beneficial owners of such shares.

Householding

     Only one proxy statement may be delivered to multiple shareowners sharing an address, unless the Company has received contrary instructions from one or more of the shareowners. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a shareowner at a shared address to which a single copy of the proxy statement was delivered. To request a separate copy in the future, or to request delivery of a single copy if multiple copies are being received, the shareowner can direct the request to M.D.C. Holdings, Inc., Attn: Corporate Secretary, 3600 South Yosemite Street, Suite 900, Denver, CO 80237.

Voting Rights

     Holders of shares of the Company’s common stock, $.01 par value (the “Common Stock”) at the close of business on February 27, 2004 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. As of February 6, 2004, approximately 32,510,500 shares of Common Stock were outstanding.* The presence, in person or by proxy, of the holders of one-third of the total number of shares of Common Stock outstanding constitutes a quorum for transacting business at the Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter presented at the

*	All share and per share amounts in this Proxy Statement reflect a 10% stock dividend declared on February 23, 2004.

Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented and entitled to vote at the Meeting will be required for election to the Board of Directors. Approval of the shareowner proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.

Voting Proxies

     Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the Meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on a proxy, the shares of Common Stock represented by such proxy will be voted FOR the election as Directors of the nominees named in this Proxy Statement and AGAINST the shareowner proposal. Abstentions and broker non-votes (proxies that do not indicate that brokers or nominees have received instructions from the beneficial owner of shares) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the total number of votes cast on proposals presented to shareowners, whereas broker non-votes are not counted for purposes of determining the total number of votes cast.

     Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting. If other matters are properly presented to the shareowners for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Revocability of Proxy

     The giving of the enclosed proxy does not preclude the right of a shareowner to vote in person. A proxy may be revoked at any time prior to its exercise by notice of revocation in writing sent to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the Meeting and voting in person.

Annual Report

     The Company’s 2003 Annual Report to Shareowners, including the Company’s 2003 audited financial statements (the “Annual Report”), was previously sent to shareowners on or about February 25, 2004, and also may be enclosed with these Proxy Materials. The 2003 Annual Report is not incorporated into this Proxy Statement by reference, nor is it a part of the Proxy Materials.

CORPORATE GOVERNANCE

     The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), new rules of the Securities and Exchange Commission (the “SEC”) and recently amended listing standards of the New York Stock Exchange (the “NYSE”) implement new corporate governance provisions. Prior to the adoption of these new requirements, the Company already had corporate governance measures in place. The Company now has adopted other measures designed to comply with the new requirements. Among the measures the Company already had in place, and other measures that the Company has implemented to comply with the new requirements, are the following:

Director Independence

     The amended NYSE listing standards require that the Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act, SEC rules and amended NYSE listing standards now require that audit committees be comprised solely of independent directors. The amended NYSE listing standards also require that corporate governance/nominating committees be established, and that corporate governance/nominating committees and compensation committees be comprised solely of independent directors.

     Prior to the adoption of these new requirements, the Company’s Board of Directors included a majority of independent directors and the Company’s Audit Committee and Compensation Committee already were comprised solely of independent directors.

     In 2003, the Board of Directors adopted the following standards for determining whether a director of the Company (“Director”) is independent:

Unless there exists a material relationship between the Company and a Director, such Director will be deemed “independent” if, (a) for the period prior to November 4, 2004, within the prior year period, or (b) for the period after November 4, 2004, within the prior three year period:

1.	The Director has not been an employee of the Company or any of its subsidiaries (collectively, “MDC”) and no immediate family member of the Director has been an executive officer of MDC.

2.	The Director has not received, and no immediate family member of the Director has received for service as an executive of MDC, more than $100,000 per year in direct compensation from MDC, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3.	The Director has not been affiliated with or employed by, and no immediate family member of the Director has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of MDC.

4.	The Director has not been employed, and no immediate family member of the Director has been employed, as an executive officer of another company where any of MDC’s present executives serve on the other company’s compensation committee.

5.	The Director has not been an executive officer or an employee, and no immediate family member of the Director has been an executive officer, of a company that makes payments to or receives payments from MDC for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

     Also in 2003, the Board of Directors adopted the following, additional standards of independence with respect to members of the Company’s Audit Committee:

A Director will be deemed “independent” for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1933, as amended, provided:

1.	The Director has not directly or indirectly accepted any consulting, advisory, or other compensatory fee from MDC, other than (1) in the Director’s capacity as a member of the Board of Directors and any Board committee, (2) fixed amounts under a retirement plan for prior service or (3) dividends to shareowners.

2.	The Director has not been an “affiliated person” of MDC, apart from his/her capacity as a member of the Board or any Board committee. An “affiliated person” means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, MDC.

     The Company’s Board of Directors has determined that each of Messrs. Herbert T. Buchwald, William B. Kemper, Steven J. Borick and David E. Blackford have no material relationship with the Company, whether directly or as a partner, shareowner or officer of an organization that has a relationship with the Company, and that each is independent under the rules of the SEC (including Rule 10A-3) and the NYSE listing standards, each meet the foregoing standards of independence adopted by the Board and each constitutes an “outside director” under Section 162(m) of the Internal Revenue Code and the regulations thereunder.

Frequent Meetings of the Board of Directors and Audit Committee

     Prior to the Sarbanes-Oxley Act and the new corporate governance standards required by the SEC and the NYSE, the Board of Directors and the Audit Committee held frequent meetings. In 2001, the Board held 12 regularly scheduled meetings and 6 special meetings, and the Audit Committee met 13 times. During 2002, the Board held 11 regularly scheduled meetings and 11 special meetings, and the Audit Committee met 11 times. In 2003, the Board held 11 regularly scheduled meetings and 10 special meetings, and the Audit Committee met 11 times.

Asset Management Committee

     Also, prior to passage of the Sarbanes-Oxley Act and the new SEC and NYSE corporate governance requirements, the Company had in place an Asset Management Committee (“AMC”), now consisting of two committees, composed of members of our senior management. The AMC generally meets weekly to review all proposed land acquisitions and review other proposed non-land transactions at or above certain thresholds. Land acquisitions and other transactions that exceed higher thresholds are also reviewed by an executive committee of senior officers and the Board of Directors.

Corporate Governance/Nominating Committee

     On October 20, 2003, the Board of Directors established a Corporate Governance/Nominating Committee, consisting of Messrs. Kemper, Buchwald and Blackford, who serves as its Chairman. Each member of the Committee is independent as defined in the listing standards of the NYSE. The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the Corporate Governance/Nominating Committee charter adopted by the Board of Directors on October 20, 2003.

Corporate Governance Guidelines

     Upon the recommendation of the Corporate Governance/Nominating Committee, the Board of Directors adopted a set of corporate governance guidelines to implement the new requirement of the NYSE. These guidelines are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com.

Regularly Scheduled Executive Sessions of Non-Management Directors

     The Company’s corporate governance guidelines provide for the non-management Directors to meet quarterly in an executive session without management present. At least once a year, the independent Directors are to meet in an executive session including only independent Directors. The non-management Directors are empowered to select a presiding Director for each executive session. In order that interested parties may be able to contact non-management Directors, such persons may use the procedures established by the Audit Committee for receipt of complaints and concerns. These procedures are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com.

Committee Charters

     Upon the recommendations of the Audit Committee and the Compensation Committee, respectively, the Board of Directors has adopted re-stated charters for those committees, designed to comply with the applicable requirements of the amended NYSE listing standards and SEC regulations. The Board of Directors previously adopted a charter for the Corporate Governance/Nominating Committee. These charters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com.

Corporate Code of Conduct

     Prior to passage of the Sarbanes-Oxley Act and the new requirements of the SEC and the NYSE, the Company already had in place a Corporate Code of Conduct designed to provide that all persons associated with the Company, including employees, officers and Directors, follow the Company’s compliance program and legal and ethical obligations and conduct themselves accordingly. The Company now has revised its Corporate Code of Conduct to include, among other things, a code of ethics for senior financial officers and Audit Committee complaint procedures, as required by the Sarbanes-Oxley Act and SEC regulations. The Corporate Code of Conduct, the code of ethics for senior financial officers and the Audit Committee complaint procedures for handling confidential complaints regarding accounting or auditing matters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com.

ELECTION OF DIRECTORS

     The Company’s Certificate of Incorporation provides for three classes of Directors with staggered terms of office, to be divided as equally as possible. Nominees of each class serve for terms of three years (unless a nominee is changing to a different class) and until election and qualification of their successors or until their resignation, death, disqualification or removal from office.

     The Board of Directors currently consists of seven members, including two Class I Directors whose terms expire in 2004, two Class II Directors whose terms expire in 2005 and three Class III Directors whose terms expire in 2006. At the Meeting, two Class I Directors are to be elected to three-year terms expiring in 2007. The nominees for the Class I Directors are Messrs. Herbert T. Buchwald and Larry A. Mizel. Both of the nominees presently serve on the Board of Directors of the Company.

     Unless otherwise specified, the enclosed proxy card will be voted FOR the election of Messrs. Buchwald and Mizel. Management and the Board of Directors are not aware of any reasons which would cause Messrs. Buchwald or Mizel to be unavailable to serve as Directors. If Messrs. Buchwald or Mizel become unavailable for election, discretionary authority may be exercised by the proxy holders named in the enclosed proxy card to vote for a substitute nominee or nominees proposed by the Board of Directors.

     The Board of Directors recommends a vote FOR the election of Messrs. Buchwald and Mizel as Directors.

     Certain information, as of February 27, 2004, with respect to Messrs. Buchwald and Mizel, the nominees for election, and the continuing Directors of the Company, furnished in part by each such person, appears below:

			Shares Beneficially
		Positions and Offices with the Company	Owned as of the
Name	Age	and Other Principal Occupations	Record Date (1)(2)	Percentage of Class (3)

NOMINEES:

		Class I Terms Expire in 2004

Herbert T. Buchwald	73	Principal in the law firm of Herbert T. Buchwald, P.A. and President and Chairman of the Board of Directors of BPR Management Corporation	93,409	*
Larry A. Mizel	61	Chairman of the Board of Directors	6,196,635(4)	18.74%
		and Chief Executive Officer of the Company

CONTINUING DIRECTORS:

		Class II Terms Expire in 2005

Gilbert Goldstein	85	Principal in the law firm of Gilbert Goldstein, P.C.	61,325	*
William B. Kemper	67	Private real estate investor	57,750	*

		Class III Terms Expire in 2006

Steven J. Borick	51	Director, President and Chief Operating Officer of Superior Industries International, Inc., President of Texakota, Inc. and a General Partner in Texakota Oil Company	27,524	*
David D. Mandarich	56	President and Chief Operating Officer of the Company	2,706,700(5)	8.19%
David E. Blackford	55	President, Chief Executive Officer and Chairman of the Board of California Bank & Trust	17,804	*

* Represents less than one percent of the outstanding shares of Common Stock.

(1)	Includes, where applicable, shares of Common Stock owned by such person’s minor children and spouse and by other related individuals or entities over whose shares such person has custody. Share amounts reflect a 10% stock dividend declared on February 23, 2004.

(2)	Includes the following shares of Common Stock subject to options that are exercisable or become exercisable within 60 days of the Record Date at prices ranging from $10.63 to $53.27 per share: Herbert T. Buchwald 80,025; Larry A. Mizel 550,700; Gilbert Goldstein 60,775; William B. Kemper 57,750; Steven J. Borick 27,500; David D. Mandarich 523,200; and David E. Blackford 16,500.

(3)	The percentage shown is based on the number of shares of Common Stock outstanding as of February 6, 2004 as reported in the Company’s 2003 Annual Report on Form 10-K and includes shares of Common Stock actually owned and shares of Common Stock subject to options that are exercisable or become exercisable within 60 days of the Record

Date. All shares of Common Stock which the person had the right to acquire within 60 days of the Record Date are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other person.

(4)	Includes 1,095,402 shares held by Mr. Mizel’s wife and 77,963 shares of Common Stock with respect to which Mr. Mizel may be considered the “beneficial owner,” as defined under the Securities Exchange Act of 1934, because he is a beneficiary of certain trusts which, together with Mr. Mizel, control all of the outstanding stock of CVentures, Inc., a corporation which controls the voting of these shares of Common Stock. Mr. Mizel is a stockholder, director and officer of CVentures, Inc. Also includes 484,000 shares of Common Stock owned by CLCD LLC, a limited liability company in which Mr. Mizel’s wife owns all of the voting units and for which CVentures, Inc. is the sole manager.

(5)	Includes 1,452 shares owned by Mr. Mandarich’s minor children.

Other Information Relating to Directors

     The following is a brief description of the business experience during at least the past five years of each nominee for the Board of Directors of the Company and of the continuing members of the Board.

     Steven J. Borick was named President and Chief Operating Officer of Superior Industries International, Inc. effective January 1, 2003. Prior to that date, he served as Executive Vice President of that company. Mr. Borick has been a director of that company since 1981. Superior Industries International, Inc. is a NYSE-listed OEM of automobile wheels and suspension parts. Mr. Borick has been President of Texakota, Inc., an oil and gas exploration and development company, and general partner in Texakota Oil Company, a private oil and gas partnership, for more than the past five years. He also is a director of Richmond American Homes of Colorado, Inc. (“Richmond American Homes”), a wholly owned subsidiary of the Company. Mr. Borick has been a Director since April 1987 and is Chairman of the Compensation Committee and a member of the Audit Committee.

     David E. Blackford has been employed with California Bank & Trust since 1998 and in May 2001 he was appointed Chairman, President and CEO. Previously he served as Managing Director and a member of the Board of Directors and Senior Loan Committee for Real Estate Finance. Prior to 1998, he served as an Executive Officer in different financial institutions, including Bank One and Chemical Bank. He was appointed to the Company’s Board of Directors in April 2001. In January 2003, he was appointed to the Board of Directors of Richmond American Homes. Mr. Blackford is Chairman of the Corporate Governance/Nominating Committee.

     David D. Mandarich was elected President of the Company in July 1999, Chief Operating Officer in March 1996, Co-Chief Operating Officer in September 1994 and Executive Vice President-Real Estate in April 1993. He was appointed a Director in March 1994. In April 1990, Mr. Mandarich was elected as Chairman of the Board of Directors of Richmond American Homes. Mr. Mandarich also was a Director from September 1980 until April 1989.

     Gilbert Goldstein has been engaged in private law practice for more than the past five years as the principal in the law firm of Gilbert Goldstein, P.C. See “Certain Relationships and Related Transactions” below. Mr. Goldstein has been a Director since January 1976. Mr. Goldstein is the Chairman of the Legal Committee.

     William B. Kemper has been engaged in private real estate investments, real estate development and property management since May 1982. Prior to May 1982, he was President of Gold Crown, Inc., a real estate development company. He also is a director of HomeAmerican Mortgage Corporation (“HomeAmerican”), the Company’s wholly owned mortgage lending subsidiary. Mr. Kemper has been a Director since January 1972. He is Chairman of the Audit Committee and a member of the Compensation and Corporate Governance/Nominating Committees.

     Herbert T. Buchwald has been a principal in the law firm of Herbert T. Buchwald, P.A. and President and Chairman of the Board of Directors of BPR Management Corporation, a property management company located in Denver, Colorado, for more than the past five years. Mr. Buchwald has been a practicing Certified Public Accountant and served as principal financial officer of a publicly held homebuilder in Florida. He is an attorney admitted to practice before federal and state trial and appellate courts in Florida and Colorado. In addition, Mr. Buchwald has been engaged for over 30 years in the real estate development of residential and commercial properties in Florida, New Jersey and Colorado, serving as chief executive officer of various entities. Mr. Buchwald was appointed to the Company’s Board of Directors in March 1994 and is a member of the Audit, Compensation, Legal and Corporate Governance/Nominating Committees. He also is a director of M.D.C. Land Corporation (“MDC Land”), a wholly owned subsidiary of the Company.

     Larry A. Mizel has served as Chairman of the Board of Directors and the Chief Executive Officer of the Company for more than five years and was elected President of the Company in March 1996. Mr. Mizel resigned as President of the Company in July 1999. Mr. Mizel has been a Director since founding the Company in January 1972. Mr. Mizel also serves as a director of Richmond American Homes. Mr. Mizel was a Trustee of the Marsico Investment Fund, an open-end investment company, and resigned that position on February 11, 2004. In 2003, Mr. Mizel was elected Chairman of the Board of the Simon Wiesenthal Center, an international human rights organization. Mr. Mizel is a member of the Legal Committee.

Information Concerning the Board of Directors

     During 2003, the Board of Directors held 11 regularly scheduled meetings and 10 special meetings. The Directors also considered Company matters and had numerous communications with the Chairman of the Board of Directors and other officials of the Company wholly apart from the formal Board meetings. In 2003, all of the Company’s Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served. Directors are expected to attend annual meetings and, to facilitate their attendance, annual meetings typically are scheduled the same day as a monthly Board meeting. All of the Directors attended the 2003 annual meeting.

     Security Holder Communications to the Board of Directors

     The Company has two sets of procedures by which security holders may send communications directly to the Board of Directors. Security holders may use the procedures that the Audit Committee has adopted for handling confidential complaints regarding accounting or auditing matters. These procedures are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com. Alternatively, security holders may send communications directly to Mr. Blackford, Chairman of the Corporate Governance/Nominating Committee, at 1900 Main Street, 2nd Floor, Irvine, CA 92614.

     Audit Committee

     The Audit Committee of the Board of Directors currently consists of Messrs. Borick, Buchwald and Kemper, who serves as its Chairman. Each member of the Audit Committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE and the rules of the SEC. In addition, the Board of Directors has determined that Mr. Buchwald is an “audit committee financial expert” as defined by applicable SEC regulations. The Audit Committee met 11 times during 2003. The organization, functions and responsibilities of the Audit Committee are described in the re-stated charter for the Audit Committee adopted by the Board of Directors on January 26, 2004, a copy of which is included as an appendix to this Proxy Statement.

     Compensation Committee

     The Compensation Committee currently consists of Messrs. Buchwald, Kemper and Borick, who serves as its Chairman. During 2003, the Compensation Committee met 10 times. Each member of the Committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. The Compensation Committee is active in approving executive compensation plans, reviewing salaries, bonuses and other forms of compensation for officers and key employees of the Company, establishing salaries, benefits and other forms of compensation for new employees and in other compensation and personnel areas as the Board of Directors from time to time may request. For a discussion of the criteria utilized and factors considered by the Compensation Committee in reviewing, approving and making recommendations with respect to executive compensation, see the “Report of the Compensation Committee” below. The organization, functions and responsibilities of the Compensation Committee are described in the re-stated charter for the Compensation Committee adopted by the Board of Directors on January 26, 2004.

     Corporate Governance/Nominating Committee

     On October 20, 2003, the Board of Directors established a Corporate Governance/Nominating Committee, consisting of Messrs. Kemper, Buchwald and Blackford, who serves as its Chairman. Each member of the Committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. Following its formation in late 2003, the Committee met for the first time in January 2004. The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the Committee’s charter adopted by the Board of Directors on October 20, 2003.

     Procedures for nominating persons for election to the Board are contained in the Company’s By-Laws and, accordingly, those procedures constitute the Company’s policy with regard to the nomination and consideration of Director candidates recommended by shareowners. The By-Laws provide that only persons who are nominated in accordance with the procedures set forth in the By-Laws shall be eligible for election as Directors at any meeting of shareowners. In addition to nominations by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board, nominations of persons for election to the Board of Directors may be made at a meeting of shareowners by any shareowner entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in the By-Laws.

     Specifically, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareowner’s notice shall be delivered to, or mailed and received at, the principal offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareowners, notice by the shareowner to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareowner’s notice shall set forth in writing:

   (a) as to each person whom the shareowner proposes to nominate for election or re-election as a Director:

(i)	the name, age, business address and residence address of such person,

(ii)	the principal occupation or employment of such person,

(iii)	the class and number of shares of the Company which are beneficially owned by such person and

(iv)	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and

   (b) as to the shareowner giving the notice:

(i)	the name and record address of the shareowner and

(ii)	the class and number of shares of the Company beneficially owned by the shareowner.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if so determined, shall so declare to the meeting and the defective nomination shall be disregarded.

     The Committee believes that candidates for the Board should have experience in appropriate areas and disciplines and that the criteria that should be considered in selecting candidates for the Board include, in addition to applicable requirements of law and of the NYSE, business experience, specific expertise, strength of character, judgment, and other factors deemed appropriate in adding value to the composition of the Board and its size and structure. At such times as may be appropriate, the Committee will lead the search for individuals qualified to become members of the Board, seeking candidates who have experience in appropriate areas and disciplines. The Committee has authority to engage search firms to identify candidates for nomination to the Board.

     Legal Committee

     The Legal Committee currently consists of Messrs. Buchwald, Mizel and Goldstein, who serves at its Chairman. During 2003, the Legal Committee met 16 times. The Legal Committee has been active in reviewing legal issues affecting the Company’s business with the Company’s inside and outside counsel.

     Director Compensation

     During 2003, each Director who was not an officer of the Company (“Outside Director”) was paid $3,000 per month as a retainer, $1,500 for each Board meeting attended, $2,500 for attending each meeting of the Audit Committee, $2,000 for attending each meeting of the Compensation and the Corporate Governance/Nominating Committees, and $2,000 per month for service on the Legal Committee. In addition, each Outside Director is granted options to purchase 25,000 shares of Common Stock annually. Each Director also is reimbursed for expenses related to his attendance at Board of Directors and committee meetings.

     Messrs. Borick and Blackford each received fees of $1,500 per meeting during 2003 for services as a director of Richmond American Homes and Mr. Kemper received fees of $1,500 per meeting during 2003 for services as a director of HomeAmerican. During 2003, Mr. Borick attended four meetings and Mr. Blackford attended eleven meetings of the Richmond American Homes board. Mr. Kemper attended nine meetings of the HomeAmerican board. In 2003, Mr. Buchwald was paid $4,000 per month for service as chairman of the board of MDC Land.

     Messrs. Kemper and Buchwald and their spouses are covered by the Company’s self-funded contributory medical plan, for which they pay 100% of the premiums.

EXECUTIVE OFFICERS

     Set forth below are the names and offices held by the executive officers of the Company as of the Record Date. The executive officers of the Company are elected annually and hold office until their successors are duly elected and qualified or until their resignation, retirement, death or removal from office. Biographical information on Messrs. Mizel and Mandarich, who serve as Directors and executive officers of the Company, is set forth in “Election of Directors” above. Biographical information for the other executive officers of the Company is set forth below.

Name	Offices Held as of the Record Date

Larry A. Mizel	Chairman of the Board of Directors and Chief Executive Officer
David D. Mandarich	President, Chief Operating Officer and a Director
Paris G. Reece III	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Michael Touff	Senior Vice President and General Counsel

     Paris G. Reece III, 49, was elected Executive Vice President of the Company in July 1999, Senior Vice President in September 1994, Treasurer in September 1993, Chief Financial Officer in June 1990, Secretary in February 1990 and a Vice President of the Company in August 1988. Mr. Reece resigned as Treasurer of the Company in November 1996 and as Secretary of the Company in May 1996. Mr. Reece also is an officer, director or both of most of the Company’s subsidiaries.

     Michael Touff, 59, was elected Senior Vice President and the General Counsel of the Company in July 1999 and as Vice President and General Counsel in December 1994. From August 1992 through December 1994, he was an officer in the law firm of Ireland, Stapleton, Pryor & Pascoe, P.C. Prior to August 1992, Mr. Touff was an officer in the law firm of Holmes & Starr, a Professional Corporation.

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table

     The following table sets forth the compensation received by the Chief Executive Officer and the three other named executive officers for each of the last three fiscal years.

							Long-Term
		Annual Compensation					Compensation Awards

							Restricted	Shares
Name and					Other Annual		Stock	Underlying		All Other
Principal Position	Year	Salary	Bonus		Compensation		Stock Awards(1)	Options(2)		Compensation (3)

Larry A. Mizel,	2003	$1,000,000	$10,852,916	(4)	$107,793	(5)	- 0 -	275,000	(7)	$7,700
Chairman of the Board	2002	$1,000,000	$8,512,976	(4)	$89,251	(5)	- 0 -	302,500		$6,300
of Directors and Chief	2001	$1,000,000	$7,993,260	(4)	N/A		- 0 -	332,750		$5,250
Executive Officer
David D. Mandarich,	2003	$830,000	$10,852,916	(4)	$58,256	(6)	- 0 -	275,000	(7)	$6,600
President, Chief	2002	$830,000	$8,512,976	(4)	N/A		- 0 -	302,500		$5,775
Operating Officer	2001	$830,000	$7,993,260	(4)	N/A		- 0 -	332,750		$5,250
and a Director
Paris G. Reece III,	2003	$315,000	$590,000		N/A		$150,000	77,000	(7)	$6,600
Executive Vice President	2002	$300,000	$470,000		N/A		$150,000	84,700		$5,775
Chief Financial Officer and	2001	$300,000	$440,000		N/A		$150,000	93,170		$5,250
Principal Accounting Officer
Michael Touff,	2003	$289,691	$260,000		N/A		$40,000	34,100	(7)	$6,600
Senior Vice President	2002	$281,232	$205,000		N/A		$40,000	18,150		$6,300
and General Counsel	2001	$281,232	$205,000		N/A		$30,000	39,930		$5,250

(1)	In 2003, the Company granted restricted stock awards to Messrs. Touff and Reece pursuant to Restricted Stock Agreements effective November 17, 2003. The awards were valued at $58.09 per share, the closing price of the Common Stock on November 17, 2003. In 2002, the Company granted restricted stock awards to Messrs. Touff and Reece, pursuant to Restricted Stock Agreements effective November 18, 2002. The awards were valued at $30.59 per share, the closing price of the Common Stock on November 18, 2002. In 2001, the Company granted restricted stock awards to Messrs. Touff and Reece, pursuant to Restricted Stock Agreements effective November 19, 2001. The awards were valued at $26.41 per share, the closing price of the Common Stock on November 19, 2001. The restrictions on the vesting of the shares awarded pursuant to the Restricted Stock Agreements lapse as to 25% of such shares each year, commencing on the first anniversary of the grant. The restrictions on vesting of the shares awarded in 2003 may lapse in the event of a change in control transaction, will lapse in part in the event of the employee’s death, disability or retirement, and will lapse in total in the event the employee’s employment is terminated by the Company without cause. All of the restrictions on vesting of the restricted shares awarded in 2002 and 2001 would lapse in the event of (1) the closing of a change in control transaction; (2) the employee’s termination of employment as a result of death, disability or retirement; or (3) the employee’s termination of employment by the Company other than for cause. As of December 31, 2003, Mr. Reece held 9,319 shares of unvested restricted stock with a value of $601,076 and Mr. Touff held 2,243 shares of unvested restricted stock with a value of $144,673. Dividends are paid on the restricted stock. The per share valuations throughout this footnote (1) and every other footnote included with this table have been adjusted to reflect a 10% stock dividend distributed by the Company in December 2001, a 10% stock dividend distributed by the Company in May 2003 and a 10% stock dividend declared by the Company on February 23, 2004.

(2)	The table has been adjusted to reflect a 10% stock dividend distributed by the Company in December 2001, a 10% stock dividend distributed by the Company in May 2003 and a 10% stock dividend declared by the Company on February 23, 2004. Pursuant to the stock option plan under which the options were granted, as a result of the 10% stock dividends, the number of shares that may be acquired upon exercise of the options increased by 10% and the exercise price of unexercised options decreased by dividing the exercise price by 1.1 for each of the 10% stock dividends.

(3)	The amounts in this column consist of Company contributions allocated to the named executive officers’ accounts pursuant to the Company’s 401(k) Savings Plan. One hundred percent of the Company’s 2003 contribution was funded with shares of Common Stock valued at $55.16 per share, the closing price of the Common Stock on January 5, 2004, the date as of which the Company approved the contribution.

(4)	These bonuses were paid in January following the year indicated in accordance with the terms of the M.D.C. Holdings, Inc. Executive Officer Performance-Based Compensation Plan approved by the Company’s shareowners at the 1994 Annual Meeting (the “Executive Compensation Plan”). The amount of these bonuses is determined based on the Company’s “Adjusted Pre-Tax Return on Average Stockholder’s Equity” (as defined in the Executive Compensation Plan). Bonuses are not payable under the Executive Compensation Plan unless the Company’s Adjusted Pre-Tax Return on Average Stockholders’ Equity equals or exceeds 10%. All of the 2003 bonuses were paid in cash. In 2002, 20% of these bonuses, or $1,702,595 for each of the executives, was paid in the form of 51,143 shares of Common Stock in accordance with the Executive Compensation Plan. All of the 2001 bonuses were paid in cash.

(5)	This includes $80,000 of taxable income in 2003 and $66,385 of taxable income in 2002 recognized for personal use of the Company aircraft as authorized by resolution of the Board of Directors.

(6)	This includes $31,076 of taxable income in 2003 recognized for personal use of the Company aircraft as authorized by resolution of the Board of Directors.

(7)	See “Option Grants in Last Fiscal Year,” below.

N/A: Disclosure is not required under the SEC’s rules.

     Severance benefits for Messrs. Mizel and Mandarich are included in their employment agreements. Severance benefits for Messrs. Reece and Touff are included in their change in control agreements. See “Employment Agreements and Change in Control Agreements” below.

     The Company’s severance pay policy provides severance pay to eligible employees, including each of the named executive officers (other than Messrs. Mizel and Mandarich, whose severance pay is provided for in their employment agreements), whose employment is involuntarily terminated by the Company for reasons other than gross misconduct. Employees generally are eligible for severance pay under this policy if involuntarily terminated after 90 days of employment for reasons other than gross misconduct. The amount of severance pay under the policy generally is based on the length of service with the Company and other factors, and payment of severance is conditioned upon execution of a release agreement with the Company.

Option Grants In Last Fiscal Year

     The table below provides information on option grants in fiscal 2003 to the named executive officers. The number of shares, the exercise prices and the closing prices on the NYSE have been adjusted, as applicable, to reflect the May 2003 10% stock dividend and the 10% stock dividend declared by the Company on February 23, 2004.

	Individual Grants

			Percent of Total			Potential Realizable Value at
	Number of Shares		Options Granted to			Assumed Annual Rates of Stock
	Underlying		Employees in Fiscal	Exercise Price	Expiration	Price Appreciation for
Name	Options		Year (4)	($/Sh)	Date	Option Term

						5%	10%

Larry A. Mizel	80,767	(1)	7.15%	$34.53	04/07/08	$770,461	$1,702,518
	194,233	(2)	17.19%	$58.09	11/17/13	$7,095,908	$17,982,423
David D. Mandarich	80,767	(1)	7.15%	$34.53	04/07/08	$770,461	$1,702,518
	194,233	(2)	17.19%	$58.09	11/17/13	$7,095,908	$17,982,423
Paris G. Reece III	21,780	(1)	1.93%	$34.53	04/07/08	$207,765	$459,106
	55,220	(2)	4.89%	$58.09	11/17/13	$2,017,356	$5,112,375
Michael Touff	12,100	(1)	1.07%	$34.53	04/07/08	$115,425	$255,059
	16,500	(2)	1.46%	$58.09	11/17/13	$602,796	$1,527,602
	5,500	(3)	0.49%	$58.24	12/12/13	$201,435	$510,476

(1)	These options granted in 2003 are exercisable as to 25% on their second anniversary date, 25% on their third anniversary date and 50% on their fourth anniversary date. The closing price of the Common Stock on the NYSE on the date of the grants was $34.53.

(2)	These options granted in 2003 are exercisable as to 20% on each of the third, fourth, fifth, sixth and seventh anniversary dates. The closing price of the Common Stock on the NYSE on the date of the grants was $58.09.

(3)	This option granted in 2003 is exercisable as to 20% on each of the third, fourth, fifth, sixth and seventh anniversary dates. The closing price of the Common Stock on the NYSE on the date of the grant was $58.24.

(4)	The Company granted options representing 1,130,030 shares of Common Stock to employees in fiscal 2003.

Aggregate Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

     The table below provides information on option exercises in fiscal 2003 by the named executive officers and the value of such officers’ unexercised options at December 31, 2003. The number of shares have been adjusted, as applicable, to reflect the 10% stock dividend declared by the Company on February 23, 2004 and the Company’s prior stock dividends.

					Value of Unexercised
			Shares Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year End		at Fiscal Year End(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Larry A Mizel	146,410	$7,007,715	550,700	798,779	$22,672,944	$19,262,338
David D. Mandarich	216,497	$10,776,731	523,200	798,779	$21,352,694	$19,262,338
Paris G. Reece III	100,705	$4,811,557	198,436	233,907	$8,185,038	$5,770,049
Michael Touff	29,282	$1,279,091	96,829	83,196	$4,073,683	$1,978,345

(1)	The closing price of the Common Stock on December 31, 2003 on the NYSE was $58.64 (as adjusted to reflect the 10% stock dividend declared by the Company on February 23, 2004).

Report of the Compensation Committee

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and Performance Graph shall not be incorporated by reference into any such filing.

     The Committee oversees all employee compensation levels, including benefits, having a goal to maintain compensation levels that are comparable to the marketplace and in conformity with shareowner interests.

     There are three primary objectives of the Company’s executive compensation program. First, this program is designed to attract, retain and reward highly qualified executives. Second, the stock-based portion of the compensation program is designed to create and maintain a strong and direct link between executive pay, the Company’s financial performance and total returns to shareowners. Third, the Company’s compensation program is intended to address, among other things, the Committee’s concern that the Company’s highly experienced executives could be targeted by the Company’s competitors.

     The three main components of the Company’s executive compensation program are: base salary, annual performance-based incentive compensation and stock-based, long-term incentives. Base salaries for the Company’s executive officers, including the Chief Executive Officer, are set in order to enable the Company to retain its experienced and skilled executives. The Committee believes that the Company’s overall management costs are reasonably comparable to those of other major homebuilders, including those that are part of the peer group index shown on the performance graph below.

     Base salaries are reviewed annually and adjusted based on individual performance, annual salary increases in the industry, local economic and employment conditions, the Company’s performance and the compensation paid for similar positions at comparable companies. The amount of annual performance-based incentive compensation for each of Messrs. Mizel and Mandarich is determined by formula under the Executive Compensation Plan approved by the shareowners, as described in footnote 4 to the Summary Compensation Table above. Annual grants of stock options, restricted stock or bonuses are based on individual performance and the role played by the recipient in achieving the Company’s results and objectives.

2003 Compensation

     The Committee considered the following factors in setting total compensation for 2003, including incentive compensation: the Company’s record net income, home closings, revenues, homebuilding profits and home orders; stockholders’ equity exceeding $1 billion for the first time; a 24% net return on average stockholders’ equity; the 12% net return on assets in 2003, which ranked among the highest in the industry; two issuances of 10-year, 5.5% senior notes; the Company’s position among the top quintile of the homebuilding industry in most financial performance criteria; and the rating upgrades of the Company’s senior notes by Standard & Poor’s Ratings Services, Moody’s Investors Service and Fitch Ratings, establishing the Company as one of only five homebuilders with “investment grade” ratings from all three of the major rating agencies.

     The Company also maintains an annual bonus program for other officers and key management employees. Bonuses are intended to compensate management and other employees for the attainment of the Company’s annual financial performance goals and other criteria, as determined by the Committee. Because the Company met or exceeded the 2003 performance goals for these performance criteria, the Committee authorized the bonuses set forth in the summary compensation table for Messrs. Reece and Touff, the named executive officers other than Messrs. Mizel and Mandarich, whose bonus compensation is computed pursuant to the Executive Compensation Plan approved by the Company’s shareowners.

     The Committee also uses long-term, stock-based incentives in the form of stock options and grants of restricted stock to provide compensation to executive officers and other key employees, which is linked directly to the performance of the Common Stock. In 2003, the Committee awarded stock options to acquire 1,130,030 shares of Common Stock to a total of 149 employees, including the named executive officers, and shares of restricted stock to 19 employees, including Messrs. Reece and Touff. These incentives are designed and intended to link management and shareowner interests and to motivate executives to make long-term decisions and investments that will serve to increase the long-term total return to shareowners. Vesting requirements contained in the option grants and restricted stock award agreements serve as an additional long-term incentive to retain key officers and other employees.

CEO Compensation

     Mr. Mizel’s base salary for 2003 of $1,000,000 was based on the factors described below. The Committee ratified a bonus of $10,852,916 for Mr. Mizel for 2003 in accordance with the terms of the Executive Compensation Plan approved by the Company’s shareowners.

     The Committee approved Mr. Mizel’s 2003 base salary based on the following factors, in order of importance to the Committee: (i) achieving the Company’s goal of continuing to be in the top quintile of the homebuilding industry in most financial performance measures; (ii) the Company’s record operating results during 2002; (iii) the issuance by the Company of senior notes with “investment grade” terms and covenants; (iv) additional coverage by Wall Street analysts; and (v) credit rating agency upgrades. The Committee approved the grant of stock options to Mr. Mizel for 2003 based on the factors set forth above under “2003 Compensation.”

     The primary financial performance improvements on which the Committee relied in determining Mr. Mizel’s 2003 base salary were the increase in the Company’s earnings per share in 2002 and the Company’s ranking as one of the top homebuilders in many financial performance measures.

COMPENSATION COMMITTEE

Steven J. Borick, Chairman William B. Kemper Herbert T. Buchwald

Performance Graph

     Set forth below is a graph comparing the yearly change in the cumulative total return of the Common Stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and with that of a peer group of other homebuilders over the five-year period ending on December 31, 2003.

     It is assumed in the graph that $100 was invested (1) in the Company’s Common Stock; (2) in the stocks of the companies in the Standard & Poor’s 500 Index; and (3) in the stocks of the peer group companies just prior to the commencement of the period and that all dividends received within a quarter were reinvested in that quarter. The peer group index is composed of the following companies: Beazer Homes USA, Inc., Centex Corporation, D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M/I Homes, Inc., NVR, Inc., Pulte Homes, Inc., The Ryland Group, Inc., Standard Pacific Corp. and Toll Brothers, Inc.

     The stock price performance shown on the following graph is not indicative of future price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN
OF MDC COMMON STOCK, THE S&P 500 INDEX
AND A SELECTED PEER GROUP

	FIVE YEAR PLOT POINTS

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003

M.D.C. Holdings, Inc.	$100.00	$74.21	$157.76	$220.67	$225.14	$420.89
Weighted Avg. Peer Group	$100.00	$73.50	$145.13	$197.52	$238.13	$444.41
S&P 500	$100.00	$119.53	$107.41	$93.40	$71.57	$90.46

Report of the Audit Committee

     Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee shall not be incorporated by reference into any such filing.

     Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s outside auditors, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, as described in the Audit Committee Charter.

     The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2003 with the Company’s management, the outside auditors and the director of the Company’s internal audit department. The Audit Committee has discussed with the Company’s outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

     The Audit Committee has received the written disclosures and the letter from the Company’s outside auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors their independence status.

     Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

AUDIT COMMITTEE

William B. Kemper, Chairman
Steven J. Borick
Herbert T. Buchwald

EMPLOYMENT AGREEMENTS AND
CHANGE IN CONTROL AGREEMENTS

Employment Agreements

     Mr. Mizel and Mr. Mandarich (each an “Executive” or together the “Executives”) each entered into an Employment Agreement with the Company effective October 1, 1997, and restated as of February 26, 2003 (the “Employment Agreements”). The Employment Agreements provide for each Executive’s continued employment by the Company: Mr. Mizel as Chairman and Chief Executive Officer, and Mr. Mandarich as President and Chief Operating Officer. The “Initial Term” of each Employment Agreement continued through September 30, 2002. Unless either the Company on the one hand or either Executive on the other hand elects by notice in writing delivered to the other at least six months prior to the expiration of the Initial Term or any extension thereof, such term shall be extended automatically for two additional years, subject to earlier termination as provided pursuant to the terms of the Employment Agreement (the “Employment Term”). Neither the Company nor either Executive has delivered notice to terminate an Employment Agreement.

     Pursuant to the Employment Agreements, the Executives’ base salaries (“Base Salaries”) are subject to annual review under the Company’s normal policies and procedures for executive salary increases. Messrs. Mizel and Mandarich also are to be paid incentive compensation pursuant to the Executive Compensation Plan (“Annual Incentive Compensation”) and

long-term incentive compensation pursuant to the Company’s Employee Equity Incentive Plan and any successor or supplementary plans (the “Equity Plans”).

     Each Executive will be entitled to a retirement benefit under the Employment Agreement. Mr. Mizel’s retirement benefit required that he remained employed by the Company through September 30, 1999, and Mr. Mandarich’s required that he remained employed by the Company through September 30, 2002, in each case unless such employment was terminated by the Company without cause, in the event of the Executive’s death or total disability or if the Executive elected to terminate his employment upon a“Change in Control” or because of a “Material Change” (as those terms are described below). The retirement benefit shall be equal to 70% of the Executive’s highest Base Salary during the final three years of the Employment Term and shall be payable for the duration of the Executive’s life. In addition, the Employment Agreements provide for medical insurance benefits, reimbursement of certain expenses, and entitle each of the Executives to participate in the Company’s benefit plans. If Mr. Mizel and Mr. Mandarich each retired at the end of 2003, their annual retirement benefits would approximate $700,000 and $581,000, respectively.

     Messrs. Mizel and Mandarich may be terminated for cause, as defined in the Employment Agreements. If an Executive is terminated without cause (including the Company’s election not to extend the term of the Employment Agreement) during the Employment Term, he will be entitled to receive (i) an amount equal to the aggregate Base Salary earned by the Executive during the three years prior to such termination, plus (ii) an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the Annual Incentive Compensation paid for the year prior to termination, and (iii) the retirement benefits payable under the Employment Agreement commencing on the date of termination. In addition, in the event of termination without cause, each Executive’s options and other rights under the Equity Plans shall vest immediately and the Executive and his spouse and dependents shall be entitled to continued medical benefits.

     If a Change in Control occurs, all options, dividend equivalents and other rights granted to Executives under the Equity Plans and any other Company plans shall be accelerated and become exercisable immediately prior to the occurrence of the transaction giving rise to the Change in Control.

     Within two years after a Change in Control or a Material Change, the Executive may terminate his employment, if not already terminated by the Company. In the event of such termination or a termination of employment by the Company without cause upon or within two years following a Change in Control, then (A) each Executive shall receive the amounts payable in the event the Executive’s employment were terminated without cause as described above and (B) with respect to the retirement benefit, either (1) the Company shall establish and fund an irrevocable grantor trust in conformance with the model trust set forth in Internal Revenue Service Revenue Procedure 92-64, or (2) the Company shall, if it so elects, pay to the Executive, in a lump sum cash payment, the amount that otherwise would be required to be contributed to such trust.

     If the amounts payable upon the occurrence of a Change in Control or Material Change, either alone or together with any other payments which the Executive has the right to receive, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Internal Revenue Code, each Executive agrees in his Employment Agreement that such aggregate amounts shall be paid in annual installments over the shortest period of time over which such aggregate amounts may be paid and not be treated as “excess parachute payments” under Section 4999.

     For purposes of this description of the Employment Agreements, a “Change in Control” shall occur if:

          (i) a report on Schedule 13D is filed with the SEC disclosing that any person, other than the Company or any employee benefit plan sponsored by the Company, or any Director as of the date of the Employment Agreements, or affiliate of such Director, is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company;

          (ii) any person, other than the Company or any employee benefit plan sponsored by the Company or any Director as of the date of the Employment Agreements, or affiliate of such Director, shall purchase securities pursuant to a tender offer or exchange offer to acquire any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company;

          (iii) the shareowners of the Company shall approve: (A) any consolidation or merger of the Company (1) in which the Company is not the continuing or surviving corporation; or (2) pursuant to which shares of Common Stock would be converted into cash, securities or other property; or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

          (iv) there shall have been a change in a majority of the members of the Board of Directors of the Company within a twelve month period, unless the election or nomination for election by the Company’s shareowners of each new Director during such twelve month period was approved by the vote of two-thirds of the Directors then still in office who were Directors at the beginning of such twelve month period.

     For purposes of the Employment Agreements, a “Material Change” shall occur if:

          (i) the Company makes any of certain specified adverse changes in an Executive’s reporting relationship, titles, functions, duties or responsibilities from those that the Executive occupied on the date of the last renewal or extension of the Executive’s Employment Agreement;

          (ii) the Company assigns or reassigns the Executive (without his written permission) to another place of employment;

          (iii) the Company reduces the Executive’s Base Salary, Annual Incentive Compensation or long-term incentive compensation or the manner in which such compensation is determined, or retirement benefits, unless such reduction similarly applies to all “Senior Executive Officers of the Company,” as defined in the Employment Agreements, or the Company breaches the terms of the Employment Agreements; provided, however, that nothing in this clause (iii) shall be construed to permit the Company to reduce either Executive’s retirement benefit, as provided in the Employment Agreements, in any event, and regardless of whether such reduction would similarly apply to all Senior Executive Officers of the Company; or

          (iv) a purchaser of all or substantially all of the Company’s assets or any successor or assignee of the Company fails to assume the Employment Agreements.

Certain Other Change in Control Agreements

     Messrs. Reece and Touff (each, the “Employee”) have entered into change in control agreements with the Company (the “Agreements”). The Agreements are effective January 26, 1998 and terminate on the earlier of termination of the employee’s employment or December 31, 2004. Unless either party elects by notice in writing delivered to the other by September 30, 2004, or at least 90 days prior to December 31 of each subsequent year, the term of the Agreement will be renewed automatically for successive one-year terms. No notice has been delivered by either party. In addition, if an Agreement has not been terminated prior to a “Change in Control” (as defined below), upon a Change in Control, the term of an Agreement shall extend automatically for two years.

     For purposes of the Agreements, the definition of “Change in Control” is generally the same as the definition of “Change in Control” in the description of the Employment Agreements as described above.

     For purposes of the Agreements, a “Change in Control Event” occurs if a Change in Control is followed by a “Material Change” within two years. A Material Change is defined in the Agreements to occur if the Employee’s employment is terminated without “cause” (as defined in the Agreements) or if any of the events set forth under the definition of “Material Change” described above with respect to the Employment Agreements takes place, taking into account the titles, positions and reporting relationships of the Employee.

     Pursuant to the Agreements, if a Change in Control Event occurs, the Employee may elect within 90 days after the Change in Control Event to terminate the Employee’s employment, if not previously terminated by the Company, and to receive a Change in Control payment. The Change in Control payment equals two times the sum of the Employee’s base salary, in effect immediately prior to the Change in Control Event, plus the amount of the Employee’s last regular annual bonus, provided that the amount of such annual bonus shall not exceed 50% of the Employee’s annual base salary in effect immediately prior to the Change in Control Event.

     If a Change in Control as defined above occurs, all options, dividend equivalents and other rights granted to the Employee under any Company equity incentive plan shall be accelerated and become exercisable immediately prior to the closing of the Change in Control. If the Change in Control is not consummated, the Employee’s election to exercise such options and other rights shall be of no effect and the Employee’s options shall remain subject to their original restrictions.

     Any amounts payable pursuant to the Agreement are in addition to any payments otherwise payable to the Employee pursuant to any agreement, plan or policy of the Company. If the amounts payable upon the occurrence of a Change in Control Event, either alone or together with other payments which the Employee has the right to receive, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Internal Revenue Code, each Employee agrees in the Agreement that such aggregate amounts shall be paid in annual installments over the shortest period of time over which such amounts may be paid and not be treated as “excess parachute payments” under Section 4999.

     Certain other employees of the Company (the “Covered Employees”) have been provided change in control agreements containing substantially the same terms and conditions as the Agreements described above for Messrs. Reece and Touff, taking into account the respective titles, positions and reporting relationships of the other Covered Employees and with changes to certain other provisions. If the agreements for the Covered Employees have not been terminated prior to a Change in Control, upon a Change in Control, the term of the agreements for the other Covered Employees shall extend automatically for one year, rather than two years as in the cases of Messrs. Reece and Touff. The Change in Control payment for a Covered Employee would equal the sum of the Covered Employee’s base salary in effect immediately prior to the Change in Control Event plus an amount equal to the Covered Employee’s last regular annual bonus, provided that the amount of such bonus shall not exceed 50% of the Covered Employee’s annual base salary in effect immediately prior to the Change in Control Event.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases its headquarters office space. Approximately 7,000 square feet in the Company’s Denver office building is subleased by various affiliates of Mr. Mizel, for which they collectively paid rent, including parking, to the Company of approximately $134,331 in 2003. In addition, Mr. Mizel owns a building that is leased to the Company for which the Company paid Mr. Mizel rent and common area fees of $73,866 in 2003.

     Effective as of March 1, 2003, the Company entered into a new two-year agreement with Gilbert Goldstein, P.C., of which Gilbert Goldstein, a Director, is the sole shareholder. Pursuant to the agreement, Mr. Goldstein acts as a consultant to the Company on legal matters. In return, the Company has agreed that, from March 1, 2003 through February 28, 2005, the Company will pay Mr. Goldstein’s firm $21,000 per month for a minimum of 30 hours per week in legal services; and $180 per hour for services performed in excess of 120 hours in any month. The Company also provides Mr. Goldstein’s firm with office space in the Company’s leased office space, which has an estimated annual rental value of $17,100, provides one full-time secretary (in 2003, this secretary received a salary of approximately $27,000 plus benefits), and reimburses actual expenses incurred related to services provided. In the event that Mr. Goldstein retires from the practice of law, becomes disabled or dies during the term of the agreement, the Company will pay to Mr. Goldstein or his estate $10,000 per month during the remaining term of the agreement. Payment of $240,000 was made directly to Mr. Goldstein’s firm in 2003 for services performed.

     During 2003, the Company paid a firm owned by Carol Mizel, Mr. Mizel’s wife, $240,000 for consulting services in connection with corporate and consumer marketing, merchandising, design work, human resources development, product development, and such other matters as were requested by the Company’s senior management. The firm, Mizel Design and Decorating Company, has an Independent Contractor Agreement with the Company, dated as of January 1, 2001.

     On April 12, 1995, the Board of Directors adopted a program to permit the Company’s key executive officers to increase their ownership of Common Stock and more closely align their interests with those of the Company’s other shareowners by facilitating the exercise of options that would expire (the “Option Purchase Program”). All borrowings under the Option Purchase Program were secured by a pledge of 100% of the Common Stock acquired upon exercise (with a pro-rata release of collateral upon payment of principal), were full recourse to the borrower and bore interest at the average one-month LIBOR plus 1%, adjusted monthly. Principal and accrued interest were payable on April 1st of each year based on a 10-year amortization. Additional principal was due on each April 1st in an amount required to reduce the outstanding aggregate principal amount of the loans under the Option Purchase Program to each borrower in an amount depending on each borrower’s maximum permitted borrowings. The unpaid principal balance was due on the earlier of: (i) the fifth anniversary of the loan; (ii) 90 days after the borrower’s employment with the Company has been terminated for cause; or (iii) one year after the borrower’s employment with the Company has been terminated other than for cause.

     The following table shows the number of shares exercised, the date of borrowings, the largest aggregate amount of indebtedness outstanding at any time during 2003 and the amount outstanding as of December 31, 2003, for the executive officers who have participated in the Option Purchase Program and had borrowings outstanding during 2003:

	Number of		Largest Amount
	Shares	Date of	Outstanding	Note Balance
Borrower	Shares Exercised	Note	during 2003	at 12/31/03

David D. Mandarich	175,000	5/19/98	$120,696	-0-
David D. Mandarich	100,000	2/07/00	$688,180	-0-
Paris G. Reece III	50,000	3/24/99	$203,374	-0-

     In light of Section 402 of the Sarbanes-Oxley Act, the Board of Directors determined in August 2002 that no further loans would be permitted under this program and that no modifications would be authorized to existing loans until further action of the Board of Directors. As of December 31, 2003, there were no loans outstanding under this program.

     In the ordinary course of its business, HomeAmerican originates mortgage loans to Company employees, including officers. Substantially all of the mortgage loans originated by HomeAmerican are sold to investors within 45 days of origination. Mortgage loans originated for Company employees are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features.

HOLDERS OF FIVE PERCENT OR MORE OF VOTING SHARES
OF THE COMPANY AND OWNERSHIP OF MANAGEMENT

     The table below sets forth those persons known by the Company to have owned beneficially 5% or more of the outstanding shares of Common Stock individually and the number of shares beneficially owned by the Company’s named officers individually and by all of the Company’s officers and Directors as a group, each as of February 13, 2004. The information as to beneficial ownership is based upon statements furnished to the Company by such persons. Information with respect to the beneficial ownership of shares of Common Stock held by each of the Directors of the Company, two of whom beneficially own more than 5% of the outstanding shares of Common Stock, is set forth in “Election of Directors” above.

	Number of Shares of
	Common Stock Owned		Percent
Name and Address of Beneficial Owner (1)	Beneficially (2)		of Class (3)

Greenlight Capital, LLC and affiliates 420 Lexington Avenue, Suite 1740 New York, NY 10170	3,002,359	(4)	9.2%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,971,434	(5)	9.1%
Bank of America Corporation and affiliates 100 North Tryon Street Charlotte, NC 28255	2,553,351	(6)	7.9%
Vanguard Windsor Funds – Vanguard Windsor Fund 100 Vanguard Boulevard Malveen, PA 19355	2,088,923	(7)	6.4%
Paris G. Reece III 3600 South Yosemite St., Suite 900 Denver, CO 80237	391,012	(8)	1.2%
Michael Touff 3600 South Yosemite St., Suite 900 Denver, CO 80237	181,313	(9)	*
All executive officers and Directors as a group (9 persons)	9,733,472		28.5%

* Less than 1%.

(1)	The address of Messrs. Mizel and Mandarich, the Directors who beneficially own more than 5% of the outstanding shares of Common Stock, is 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237. (See “Election of Directors” above).

(2)	The number of shares and the option prices set forth in this table and the footnotes to the table have been adjusted to reflect the 10% stock dividend declared by the Company on February 23, 2004.

(3)	Based on 32,510,500 shares outstanding at February 6, 2004. In calculating the percentage of ownership, all shares of Common Stock the identified person or group had the right to acquire within 60 days of the Record Date by the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

(4)	Based upon information in Schedule 13G/A filed with the SEC on February 13, 2004, Greenlight LLC exercises sole voting power and sole dispositive power over all such shares and, as the principal of Greenlight LLC, David Einhorn may direct the vote and disposition of such shares.

(5)	Based upon information in Schedule 13G/A filed with the SEC on February 12, 2004, Wellington Management Company, LLP exercises sole voting power over none of these shares, shared voting power over 824,046 shares and shared dispositive power over all such shares.

(6)	Based upon information in Schedule 13G/A filed with the SEC on February 13, 2004, Bank of America Corporation exercises sole voting power over none of these shares, shared voting power over 1,876,795 shares and shared dispositive power over all such shares.

(7)	Based upon information in a Schedule 13G/A filed with the SEC on February 6, 2004, Vanguard Windsor Funds – Vanguard Windsor Fund exercises sole voting power and shared dispositive power over all such shares.

(8)	Includes 198,436 shares of Common Stock that Mr. Reece has the right to acquire within 60 days of the Record Date by the exercise of stock options at prices ranging from $10.63 to $24.01 per share.

(9)	Includes 96,829 shares of Common Stock that Mr. Touff has the right to acquire within 60 days of the Record Date by the exercise of stock options at prices ranging from $10.63 to $24.01 per share.

     No change in control of the Company has occurred since the beginning of the last fiscal year. The Company knows of no arrangement the operation of which may, at a subsequent date, result in a change in control of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company’s executive officers and Directors and any beneficial owner of more than ten percent of the Company’s Common Stock are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the SEC, the NYSE and the Pacific Stock Exchange, Inc. Copies of those reports also must be furnished to the Company. Based solely upon a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2003, all such reports were filed on a timely basis.

SHAREOWNER PROPOSAL FOR A SUSTAINABILITY REPORT

     Calvert Asset Management Company, Inc. (Calvert), 4550 Montgomery Avenue, Bethesda, MD 20814, through its Calvert Social Index Fund, holds 220 shares of Common Stock as of October 30, 2003 and has held 100 shares for at least one year. Calvert has given notice that it intends to present the resolution set forth below at the Meeting. Approval of the proposal requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Meeting. The adoption of the proposal would only constitute a recommendation to the Board of Directors.

WHEREAS:

M.D.C. Holdings, Inc. has homebuilding operations that significantly affect a variety of stakeholders, including employees, shareholders, and local community members. The Company does not currently comprehensively disclose its social and environmental performance, however, and stakeholders do not have access to information on these vital issues.

There are significant long-term financial benefits to corporations that have high levels of transparency. For example, a recent study (Sibson Consulting and Spencer Stuart) found that companies with higher levels of disclosure on their governance practices have higher returns than less transparent companies. Likewise, an October 2002 study (Standard & Poors) concludes that markets pay a premium for companies that have higher levels of information disclosure. Social investors, the fastest growing class of investors, additionally find that social and environmental disclosure is material to overall financial value. Moreover, companies that do not disclose face the risk of being sued by their shareholders or fined by facing increased risks of penalties from regulatory bodies, for nondisclosure.

Increased disclosure is becoming the corporate norm among larger corporations, and a growing population of institutional investors believes that increased disclosure is best captured in a sustainability report formatted in accordance with Global Reporting Initiative (GRI) guidelines. To date, 318 companies in 26 countries have used the Guidelines in shaping their sustainability reports.

GRI (www.globalreporting.org) is an international standard-setting organization with representatives from business, environmental, human-rights and labor communities. The GRI Sustainability Reporting Guidelines, created by the GRI, provide companies with (1) a set of reporting principles essential to producing a balanced and reasonable report and (2) guidance for report content, including performance against core indicators in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility).

The Guidelines provide a flexible system for sustainability reporting that permits a company to use an “incremental approach” where a company may omit some content requested by the Guidelines but “base their reports on the GRI framework and incrementally improve report content coverage, transparency, and structure over time.”

GRI reports can directly benefit a company by saving time and money in responding to dozens of questionnaires from social institutions and advisors, in addition to improving reputation, raising staff morale, and enhancing stakeholder relations. An analysis carried out by the Sustainability Development Reporting project revealed that the content of GRI guidelines covers more than 80% of the issues mentioned in the various questionnaires of the sustainability rating agencies.

BE IT RESOLVED, we request that M.D.C. Holdings, Inc. prepare a GRI-based sustainability report at a reasonable cost, which may exclude confidential information. This report shall be made available to shareholders and employees, 6 months after the company’s 2004 annual general meeting of shareholders.

The Board of Directors recommends a vote AGAINST the shareowner proposal.

     As we understand it, a “sustainability report” as called for by the shareowner proposal would review the Company’s social and environmental performance, evaluating the Company’s performance against various social, economic and environmental indicators.

     We believe that a formal sustainability study, as proposed, would subject the Company to unwarranted expense and would not be in the best interests of the Company and its shareowners. It is our view that the social, economic and environmental performance of the Company is the province of experienced management, not something to be dictated by others or those who have developed outlines dictating what sustainability should address.

     The Company conscientiously respects its responsibility to balance the economic priorities of the business with environmental concerns, customer preferences, and the social welfare of the communities it serves. While seeking to maintain a cost effective business and provide affordable, quality housing dedicated to maximizing shareowner value, the Company recognizes its duty to conduct its operations in a socially and environmentally acceptable manner. We believe that the Company is fulfilling these responsibilities and that the Company’s current practices and procedures already address the issues concerning sustainability raised by the shareowner proposal.

     The Company frequently reviews its practices and procedures to find better ways of accomplishing its mission. Best practices include updating building practices, which address improved methods of conserving water, energy and other natural resources. Customer preferences and environmental regulations require that we consider environmental factors while designing and building homes. The exercise of our judgment, in consultation with local government, architects, engineers and other third party professionals, is specific to our individual homes, communities and markets.

     Our Corporate Code of Conduct requires that we always respect the rights of, and deal fairly with not only our customers, suppliers and competitors, but also our employees. We are committed to providing a work environment that is free from all forms of discrimination and conduct that could be considered harassing, coercive or disruptive. We continue to implement various training programs for our employees that benefit both the Company and our work force.

     The Company understands that its policies and practices are not designed to achieve only a business purpose, but must also meet its duty for social responsibility. The Company realizes that by meeting its social responsibilities, it assists in the achievement of its business purposes, because a homebuilder’s reputation in the community is an essential factor in many home buyer decisions.

     As a result, the Company believes that the proposed sustainability report would not be an effective use of corporate resources or in the best interests of the Company and its shareowners.

     For the foregoing reasons, the Board of Directors recommends a vote AGAINST the shareowner proposal. The enclosed proxy card will be voted AGAINST the shareowner proposal unless you otherwise specify in the proxy card.

INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP audited the Company’s financial statements for the year ended December 31, 2003. The Company’s audit engagement agreement with Ernst & Young LLP extends through the year ending December 31, 2005. A representative of Ernst & Young LLP currently is expected to be present at the Meeting and available to respond to appropriate questions. Although Ernst & Young LLP has indicated that no statement will be made, an opportunity for a statement will be provided.

INDEPENDENT ACCOUNTANT’S FEES

     A summary of the fees of Ernst & Young LLP for the years ended December 31, 2003 and 2002 are set forth below:

	2003	2002
	Fees	Fees

Audit Fees (1)	$443,171	$409,243

Audit-Related Fees (2)	39,640	11,500

Tax Fees (3)	39,246	71,750

Other Fees	-0-	-0-

Total Fees	$503,427	$492,493

(1)	Consists of fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Consists of fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed, for employee benefit plan audits, Sarbanes-Oxley Act Section 404 consultation and other audit-related fees.

(3)	Consists of fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed, for tax consulting and review services.

     Under the procedures established by the Audit Committee, all auditing services and all non-audit services by the Company’s auditors are to be pre-approved by the Audit Committee, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act. The Committee has delegated to each of its members the authority to grant pre-approvals, such pre-approvals to be presented to the full Committee at the next scheduled meeting. All of the services provided by Ernst & Young LLP, for which that firm was engaged subsequent to August 19, 2002, were pre-approved by the Committee.

OTHER MATTERS

     Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth above. However, if any other matters are properly presented to the shareowners for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

SHAREOWNER PROPOSALS

     Any proposal a shareowner desires to present at the 2005 Annual Meeting of Shareowners must be received in writing by the Secretary of the Company prior to November 26, 2004.

BY THE ORDER OF THE BOARD OF DIRECTORS,

Larry A. Mizel Chairman of the Board

APPENDIX A

M.D.C. HOLDINGS, INC.

RE-STATED CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Board of Directors (the “Board”) of M.D.C. Holdings, Inc., (“MDC” or “the Company”) previously established an Audit Committee. This Restated Charter for the Audit Committee (the “Charter”) restates the authority, responsibilities and specific duties of MDC’s Audit Committee (the “Committee”). This Charter is to be reviewed, and if appropriate, approved by the Board at least annually.

Primary responsibility for MDC’s financial reporting and internal controls is vested in Management. In performing its designated functions, the Committee shall not assume or diminish Management’s responsibility for the content of the Company’s financial statements or for other financial information disseminated by the Company.

I.	ORGANIZATION

A.	Composition

The Committee shall be comprised of three or more directors designated by the Board. If the Board fails to designate a Chair, the members of the Committee shall designate a Chair by majority vote of the Committee membership. Each member of the Committee shall serve until such member resigns or is removed by the Board. Members may be removed by the Board in its discretion. Each member of the Committee shall be independent as provided by the regulations of the Securities and Exchange Commission (SEC), the listing standards of the New York Stock Exchange and applicable law. Each member of the Committee must be financially literate or become so within a reasonable period after appointment to the Committee and at least one member of the Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment. Each year, the Company shall disclose in its annual report whether or not at least one member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by SEC regulations.

B.	Access and Resources

The Committee shall have unrestricted access to MDC’s personnel and records, to the Company’s external auditors, authority to retain independent counsel and other advisers, and the resources necessary to discharge its responsibilities.

C.	Meetings

The Committee shall meet on a regular basis, at least quarterly, and may call additional meetings as required. Further, the Committee, at least once during the year, shall hold separate executive sessions with management, the internal auditors and the external auditor. A quorum of the Committee shall consist of two members or a majority of the Committee membership, whichever is greater.

D.	Minutes

Minutes of each meeting shall be in writing and copies provided to Committee members for their approval. A permanent record of approved minutes shall be maintained by the Committee.

1

E.	Reporting to the Board

At least quarterly, the Committee shall report to the Board regarding its activities.

F.	Indemnification

Each Committee member shall be entitled to indemnification by the Company to the maximum extent permitted by Delaware law, the Company’s Certificate of Incorporation, By-laws and resolutions of the Board.

G.	Compensation and Expense Reimbursement

The Committee members shall be compensated for attendance at meetings as determined by the Board. Travel and other out-of-pocket expenses incurred by Committee members in connection with the performance of their duties shall be documented and reimbursed in accordance with the Company’s expense reimbursement policies.

II.	FUNCTIONS - EXTERNAL AUDIT MATTERS

A.	Select External Auditors; Review Independence

The Committee shall be directly responsible for the appointment, compensation, retention, oversight, and termination of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (external auditors).

Each such external auditor will report directly to the Committee in accordance with New York Stock Exchange listing standards.

To the extent required by New York Stock Exchange listing standards, each year the Committee shall obtain from the Company’s external auditor and review a report describing:

•	The external auditor’s internal control procedures;

•	Any material issues raised by the most recent internal quality control review, or peer review, of the external auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting internal audits carried out by the external auditor and any steps taken to deal with such issues; and

•	All relationships between the external auditor and the Company.

The Committee shall engage in a dialogue with the Company’s external auditor concerning any relationships or services disclosed in its written report that may impact the objectivity or independence of the external auditor and shall recommend that the Board take appropriate action in response to the external auditor’s statement as might be deemed necessary to satisfy the Board as to the external auditor’s independence.

The Committee shall pre-approve all audit services and, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act, all non-audit services provided by the external auditors. The external auditors shall not be engaged to perform non-audit services proscribed by law or regulation. The Committee may delegate to any of its members the authority to grant pre-approvals of audit and other permitted services, provided that any such pre-approval shall be presented to the full Committee at the next scheduled meeting. All approvals by the Committee for non-audit services to be performed by the external auditors shall be disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission as required by SEC regulations.

2

The Committee shall review the report prepared by management concerning the Company’s internal controls over financial reporting in accordance with SEC regulations.

B.	Review Annual Audit Plan

The Committee shall discuss with the Company’s external auditor the overall approach to, and scope of, the audit examination with particular attention focused on issues where the Committee, the Board, Management or the external auditor believes special emphasis may be desirable or necessary. This review shall include a discussion concerning the effect of significant changes in accounting principles, auditing standards and SEC reporting requirements with reference to the scope of the audit.

C.	Review Results of the Annual Audit

The Committee shall review the Company’s audited financial statements. The Committee shall discuss the financial statements and the results of the audit with the Company’s external auditor and management, including disclosures under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K. The Committee shall recommend to the Board whether or not the audited financial statements should be included in the Company’s Form 10-K.

The Committee shall review with the Company’s external auditor any audit problems or difficulties and management’s response.

Each external auditor that performs for the Company any audit required under the securities laws shall report, prior to the filing of the audit report with the SEC, to the Committee on: the critical policies and practices of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and all other material written communications between the Company’s external auditor and management.

The Committee shall review management’s disclosure as to the effectiveness of their controls and procedures, all significant deficiencies in the design or operation of the internal controls, and any fraud, whether material or not, involving management or other employees who have a significant role in internal controls.

D.	Review of Recommendations for Improvements

Each year the Committee shall obtain from the external auditor a report of its perception of strengths and weaknesses in the system of internal controls including recommendations for improvements and proposed timetable for implementation.

E.	Review Quarterly Reports on Form 10-Q

Prior to filing with the SEC, the Committee shall review interim financial statements that have been the subject of an SAS 100 review performed by the Company’s external auditor, and discuss with management and the external auditor the interim financial information included in the Company’s Form 10-Q.

The Committee shall review management’s disclosure as to the effectiveness of their controls and procedures, all significant deficiencies in the design or operation of the internal controls, and any fraud, whether material or not, involving management or other employees who have a significant role in internal controls.

3

F.	Release of Material Financial Information

Management shall not release material financial information until after the Chair or another member of the Committee has discussed directly with the external auditor the results of their examination. Management shall discuss with the Committee the Company’s earnings press releases, and financial information and earnings guidance, if any, provided to analysts and rating agencies.

G.	Review Second Opinion Issues

The Committee shall be notified by Management whenever a second opinion is being sought from an independent public accountant.

H.	Review Management Representation Letters

The Committee shall periodically review management’s representation letters furnished to the external auditors and shall be advised of any difficulties encountered by management in preparing the letter; and by the external auditors as to any difficulties encountered in obtaining the letter.

III.	FUNCTIONS - FINANCIAL REPORTING MATTERS

A.	Related Party and Major Transactions

The Committee shall review the major transaction memoranda and 18-month report prepared by Management including a review of material transactions and their effect on the financial statements. In addition, Management shall inform the Committee of related party transactions, including relationships and dollar volume (if applicable), at least quarterly.

B.	Status of Income and Other Tax Reserves and Significant Disputes with Taxing Authorities

At least quarterly, the Vice President of Taxation or the Chief Financial Officer shall report to the Committee on the status of all income and other tax reserves and deferrals and shall update the Committee concerning new or ongoing disputes with taxing authorities.

C.	Other Significant Reserves

The Committee shall be advised by management concerning the existence of and reasons for any other significant accounting accruals, reserves or estimates that have or may have a material impact on the financial statements.

D.	Accounting Policies and Policy Decisions

The Committee shall review any significant modification in accounting policies and policy decisions and other significant reporting issues, such as significant changes in accounting estimates considered by Management, and shall be informed by management of the reasons for such modification in policies and/or interpretations.

IV.	FUNCTIONS - INTERNAL AUDITING MATTERS

A.	Personnel Decisions

The Company shall employ a Chief Audit Executive to administer an internal audit department, whose duties shall be set by the Committee. The Committee shall have sole responsibility for all personnel decisions regarding the Company’s Chief Audit Executive and is to be consulted by the Chief Audit Executive concerning decisions

4

affecting the other Internal Audit Department personnel, including, but not limited to, hiring, termination and compensation arrangements.

The Committee shall establish clear hiring policies for employees or former employees of the external auditors that meet SEC regulations and New York Stock Exchange listing standards.

B.	Internal Audit Functions

At least annually, the Committee shall review the functions and goals of the Internal Audit Department and may review its findings with Management.

V.	FUNCTIONS - OTHER MATTERS

A.	Receipt of Complaints

The Committee shall establish procedures for (1) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

B.	Notification by Management of Fraud or Other Serious Breakdowns in Internal Control

The Committee shall be immediately informed by Management or the Internal Audit Department, as appropriate, of any perceived fraud or other material breakdowns in internal control. Upon being informed, the Committee shall:

•	Inform the Board; and

•	Oversee management’s response to the situation.

C.	Report of Audit Committee

The Committee shall prepare a report to be included in the Company’s annual proxy statement in accordance with SEC regulations.

D.	New York Stock Exchange Affirmation

The Committee shall review and, if required, approve the annual written affirmation to be provided to the New York Stock Exchange.

E.	Other Responsibilities.

•	The Committee shall also have responsibility to discuss policies with respect to risk assessment and risk management.

•	The Committee shall perform such other duties and functions as the Board may direct from time to time.

F.	Annual Performance Evaluation

The Committee shall make provision for an annual performance evaluation of the Committee.

5

M.D.C. HOLDINGS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING OF SHAREOWNERS — APRIL 26, 2004

     The undersigned hereby appoints PARIS G. REECE III and MICHAEL TOUFF, or either one of them, as proxies or proxy for the undersigned, each with full power of substitution and resubstitution, to attend the 2004 Annual Meeting of Shareowners and any adjournments or postponements thereof (the “Meeting”) and to vote as designated below, all the shares of Common Stock of M.D.C. HOLDINGS, INC. held of record by the undersigned on February 27, 2004. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.

     Please specify your choice by clearly marking the appropriate box. Unless otherwise specified, this proxy will be voted “FOR” Item 1 and “AGAINST” Item 2.

☒	Please mark your votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. BUCHWALD AND MIZEL.

1.	ELECTION OF DIRECTORS.
NOMINEES: Herbert T. Buchwald and Larry A. Mizel
	☐ FOR	☐ WITHHELD
☐ FOR, except vote withheld from the following nominee:

(continued and to be signed and dated on the other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 2.

2.	SHAREOWNER PROPOSAL REGARDING PREPARATION OF SUSTAINABILITY REPORT.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

     Please sign exactly as your name appears on this proxy. Joint owners should each sign individually. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

Signature(s):

Date:

Signature(s):

Date: